Exhibit 23.2

Joint-Stock Company “Technologies of Trust – Audit” (“Technologies of Trust – Audit” JSC)	Ferro-Plaza Business Centre, 14/3 Krzhizhanovsky street, bldg. 5/1, Akademichesky municipal district, Moscow, Russian Federation, 117218
www.tedo.ru	T: +7 495 967 60 00

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Nebius Group N.V. of our report dated April 26, 2024, except with respect to the matter that alleviated previous substantial doubt about Nebius Group N.V.’s ability to continue as a going concern and except for the effects of discontinued operations and the change in reporting currency discussed in Note 1 and the change in composition of reportable segments discussed in Note 15 to the consolidated financial statements, as to which the date is April 30, 2025, with respect to the consolidated financial statements for the years ended December 31, 2022 and 2023, which appear in Nebius Group N.V.’s Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading ‘Experts’ in such Registration Statement.

/s/ Joint-Stock Company “Technologies of Trust – Audit”

Moscow, Russia

May 2, 2025